UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 23, 2011

ATMEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2325 Orchard Parkway

San Jose, CA 95131

(Address of principal executive offices, including zip code)

(408) 441-0311

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of 2011 Long-Term Performance-Based Incentive Plan

On May 23, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Atmel Corporation (“Atmel” or the “Company”) approved the Atmel 2011 Long-Term Performance-Based Incentive Plan (the “2011 Plan”) to be administered under the Company’s 2005 Stock Plan.

General Terms.  The 2011 Plan provides for the grant of restricted stock units to Company participants.  Restricted stock units will be credited to participants during the term of the 2011 Plan, subject to the satisfaction of applicable performance metrics (as described below).

Performance and Vesting.  The performance periods for the 2011 Plan run from January 1, 2011 through December 31, 2013, consisting of three one year performance periods (calendar years 2011, 2012 and 2013) and a three year cumulative performance period.  Awards will be credited to participants, up to target levels, in each of calendar years 2011, 2012 and 2013 to the extent that the performance metrics for those periods are satisfied.  A “true-up” calculation will also be made at the end of the three year cumulative period; to the extent the performance metrics for the three year cumulative period are satisfied, participants will be credited with additional awards under the 2011 Plan and may also recapture awards from prior years that had not been earlier credited.  Shares underlying the restricted stock units will not vest, or be released to participants, until a final determination is made by the Compensation Committee regarding the satisfaction of the performance metrics for the three year cumulative period (which is expected in early 2014), except, as determined by the Compensation Committee, in the event of a change of control, death or qualified disability of a participant.  Participants are required to remain employees of, or service providers to, the Company through the date on which the Compensation Committee makes a final determination under the 2011 Plan with respect to the satisfaction of the performance metrics for the three year cumulative performance period.  In general, no shares will vest for any participant until a participant has been an employee of, or a service provider to, the Company for 24 months. For participants who are included within the 2011 Plan after June 1, 2011, awards may be pro rated to reflect the actual time a participant has been an employee of, or a service provider to, the Company.

Performance Metrics.  The 2011 Plan requires that the Company achieve a pro forma operating margin of at least 20% for each applicable performance period, subject to adjustment by the Compensation Committee in the event of an industry wide downturn.  If the Company achieves the requisite pro forma operating margin, awards will be credited to participants based on the relative revenue growth of the Company compared to a semiconductor peer group or the microcontroller revenue growth of a peer group consisting of microcontroller companies, as each peer group is established by the Compensation Committee.  The Compensation Committee will evaluate the Company’s relative performance against the designated peer groups, with participants being credited the highest percentage award determined by rankings within those peer groups.

For each of the semiconductor and microcontroller peer groups, the 2011 Plan establishes percentile rankings for a minimum hurdle, target objective and maximum goal levels.  If the Company performs at a level above the minimum hurdle for any of the annual performance periods, participants will be credited with a percentage of their award attributable to that annual performance period, scaling to 50% of their award if the Company ranks at or above the target objective level.  If the Company performs at a level above the minimum hurdle for the three year cumulative performance period, participants will be credited with a percentage of their award (to the extent participants have not been credited with 50% of their award in respect of the three annual performance periods), scaling to 50% of their award if the Company ranks at the target objective level.  If the Company performs at a level above the target objective for the three year cumulative performance period, participants will be credited with a percentage of their award, scaling to 100%, if the Company ranks at or above the maximum goal levels for the three year cumulative performance period.

Change of Control, Death and Qualified Disability.  For participants that are subject to change of control protections under their respective employment agreements, the Company’s Change of Control and Severance Plan or as otherwise determined by the Compensation Committee, shares that have been credited through a change of control will vest and be released based on the Company’s actual performance through the most recently completed year prior to the change of control and a pro rata calculation for the year in which the change of control occurs.  Any remaining shares that are not so vested and released will be converted into time based shares, vesting quarterly until December 31, 2013.

In the event that the Compensation Committee affords any participant, in its sole discretion, benefits upon death or qualified disability, as defined in the 2011 Plan, the participant (or the participant’s estate) may be entitled to receive shares credited through the date of death or qualified disability and a pro rata portion of shares through the quarter in which the death or qualified disability occurs.  Any remaining shares for that participant will be forfeited.

Award Agreement and Participants.  An agreement will be delivered to each participant under the 2011 Plan, which shall set forth the award of restricted stock units to the participant, including any country-specific appendix with terms for non-U.S. employees.  New participants may be added to the 2011 Plan following the beginning of the performance period, but prior to March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION

Date: May 26, 2011	By:	/s/ Stephen Cumming
Stephen Cumming
Vice President Finance and Chief Financial Officer